Exhibit 99.2

Non-GAAP Financial Measures

     EBITDA is a measure of net income before interest, taxes, depreciation and amortization. The term “Adjusted EBITDA” is a term used to reflect additional deductions from earnings, as provided below, that have been made to EBITDA. Neither EBITDA nor Adjusted EBITDA are measurements in accordance with generally accepted accounting principles (“GAAP”), but they are commonly used as a measure of a company’s operating performance or its compliance with debt covenants. Adjusted EBITDA, as calculated below for Covanta and Ref-Fuel Holdings LLC (“Ref-Fuel”), as set forth in Danielson’s press release dated February 1, 2005, is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of Covanta’s or Ref-Fuel’s operating performance or any other measures of performance derived in accordance with GAAP. Such information is provided solely as supplemental disclosure with respect to Covanta and Ref-Fuel. Furthermore, these measures as used by Covanta and Ref-Fuel may not be comparable to each other or those used by other companies. The following table should be read in conjunction with the historical financial statements and related notes of Covanta.

     The information in Danielson’s press release was presented with respect to Ref-Fuel’s ability to meet capital expenditures and working capital requirements and to monitor compliance with financial covenants. The information is presented herein with respect to Covanta’s ability to meet possible financial covenants and to assess performance relative to competitors. The debt financing necessary to close the transaction is expected to contain covenants that, among other things, will require Covanta to satisfy certain EBITDA targets as a measure of its operating performance, however, the specific nature of those covenants have not been determined and the EBITDA targets in such agreements may differ materially from the definition presented herein.

     Adjusted EBITDA for Covanta does not include income, expenses or the results of operations of Danielson’s other businesses.

     Danielson has provided in estimated Adjusted EBITDA for the twelve months ended December 31, 2004 for Covanta, which conducts its waste-to-energy business. The following schedule reconciles estimated Adjusted EBITDA of Covanta for the twelve months ended December 31, 2004 to net income, which is believed to be the most directly comparable GAAP measure:

Covanta 2004 Adjusted EBITDA Guidance

Forecast
FY 2004
(dollars in millions)
Net income	$58
Depreciation and amortization	70

Forecast
FY 2004
Net interest on project debt	46
Net interest on corporate debt	38
Income tax expense	241
Minority interests	9
Change in unbilled service receivables	11
Non-cash compensation	1
Reorg and non-recurring expenses
Reorganization items	58
Gain of cancellation of pre-petition debt	(511)
Fresh start adjustments	215
Loss on sale of businesses	(1)

Adjusted EBITDA — Mid-point of Forecast	$235

Range of Adjusted EBITDA Forecast
High	$240
Low	$230

Footnotes:

1.	Adjusted EBITDA is defined in connection with the underwriting of our financing for the acquisition of American Ref-Fuel Holdings Corp.

2.	In connection with the underwriting, the Company has committed to maintain a minimum combined level (including American Ref-Fuel Holdings Corp.) of Adjusted EBITDA on a trailing twelve month basis through the date of the financing.